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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EAST KANSAS AGRI-ENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Kansas	48-1251578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 225, 210 ½ East 4th Ave., Garnett, KS 66032
(Address of principal executive offices)

(785) 448-2888
(Issuer’s telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☒

Securities Act registration statement file number to which this form relates:    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Limited Liability Company Membership Units

(Title of class)

Item 1.    Description of Registrant’s Securities to be Registered.

East Kansas Agri-Energy, LLC (the “Company”) is a Kansas limited liability company.  References to the “Registrant,” “we,” “our,” or “us” mean and refer to the Company.  The Company has one class of membership units.  When issued and fully paid for, all membership units are non-assessable, not subject to redemption or conversion, and have no conversion rights, provided that pursuant to a Unit Purchase and Redemption Agreement we entered into with ICM, Inc. and Fagen, Inc., we are obligated to redeem their interests with the proceeds from our second federally registered offering, which registration statement on Form SB-2 was effective on April 20, 2005.

Pursuant to our operating agreement, distributions of the Company’s net cash flow (meaning our gross cash proceeds less the amount of proceeds used for expenses, debt payments, capital improvements, replacements, contingencies and reserves, as reasonably determined by our Board of Directors) are made in proportion to the units held by each member.  This means that a member’s distribution is calculated based upon the number of units owned by the member in proportion to the total number of units outstanding.  Distributions are payable at the discretion of our board of directors, subject to the provisions of the Kansas Revised Limited Liability Act, our operating agreement, our obligation to redeem units from ICM, Inc. and Fagen, Inc., and the requirements of our creditors.

Each unit holder is a member of our Company and is entitled to vote on all matters coming to a vote of the members.  On each matter brought to a vote of the members, each member may cast one vote per unit held by the member.  Members may cast votes in person or by proxy.  Members do not have cumulative voting or preemptive rights.

Beginning with the first annual members meeting following substantial completion of the plant, the members have the right to annually elect Class A directors to the Board of Directors who serve staggered terms as described in our operating agreement.  Pursuant to the Unit Purchase and Redemption Agreement we entered into with ICM, Inc. and Fagen, Inc., ICM, Inc. and Fagen, Inc. have the right to appoint a maximum of 3 Class B directors to the board of directors.  The Class B directors serve at the pleasure of ICM, Inc. and Fagen, Inc., acting jointly, for as long as they own units.  In addition, for each $2,000,000 in units that we redeem from Fagen, Inc. and ICM, Inc., they will have the right to appoint one fewer director.  The 3,125 units purchased by ICM, Inc. and the 3,125 units purchased by Fagen, Inc. shall not be voted in the election of the remainder of directors to the Company’s board of directors.  ICM, Inc. and Fagen, Inc. will otherwise have the same rights as other members, except as noted above with respect to redemption.

In addition to electing Class A directors to the Board of Directors as set forth above, members of the Company are entitled to vote on: (i) the Company’s engagement in any activity that is inconsistent with the purpose of the Company, which is owning, constructing, operating, leasing, financing, contracting with and/or investing in ethanol production facilities; engaging in the processing of corn, grains, and other feedstocks into ethanol and any and all co-products and the marketing of all products and co-products from such processing; and engaging in any other business and investment activity in which a Kansas limited liability company may lawfully engage; (ii) knowing acts in contravention of the Operating Agreement, or Company action that would make it impossible to carry on the ordinary business of the Company; (iii) possession of Company property by one or more directors or the assignment of rights in specific Company property for a non-Company purpose; (iv) the Company’s voluntary engagement in any action that would cause the Company’s bankruptcy; (v) the merger, consolidation, exchange, or other disposition of all or substantially all of the property of the Company, except for a liquidating sale of property in connection with the Company’s liquidation; (vi) the Company’s confession of a judgment against the Company in amounts exceeding Five Hundred Thousand Dollars ($500,000.00); (vii) the issuance of membership units at a purchase price of less than Five Hundred Dollars ($500.00) per unit; (viii) the issuance of more than an aggregate of 40,000 membership units; (ix) the election to dissolve the Company; and (x) an act to cause the Company to acquire any equity or debt securities of any Director or its affiliates, or the making of loans to any Director or affiliate of the Company.

Members are entitled to access certain information concerning our business and affairs.  Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses, and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member.  In addition, a member’s use of this information is subject to certain safety, security, and confidentiality procedures established by us.

Our operating agreement prohibits all members from disposing of or transferring membership units without approval by the Company’s Board of Directors and compliance with the operating agreement.  Our operating agreement further places specific restrictions on a member’s ability to transfer its membership units.  These restrictions, along with the operating agreement provision providing that no member shall directly or indirectly own or control more than twenty-five percent (25%) of the issued and outstanding membership units at any time, prevent a change of control of our Company.

Item 2.    Exhibits.

2.1	Articles of Organization of the Registrant. Filed as Exhibit 3.1 to the Registrant’s registration statement on Form SB-2 (Commission File 333-96703) and incorporated by reference herein.
2.2

Amended and Restated Operating Agreement of the Registrant.  Filed as Exhibit 3.2 to the Registrant’s registration statement on Form SB-2 (Commission File 333-96703) and incorporated by reference herein.

2.2.1

First Amendment to Amended and Restated Operating Agreement of the Registrant. Filed as Exhibit 3.2.1 to the registrants quarterly report on Form 10-QSB dated September 30, 2004 and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EAST KANSAS AGRI-ENERGY, LLC
Date: April 29, 2005	By	/s/ William R. Pracht
William R. Pracht, President (Principal Executive Officer)